EXHIBIT 10.1

AMENDMENT NO. 5

TO TRADEMARK LICENSE AGREEMENT

(U.S. Dockers®)

This Amendment No. 5 dated July 23, 2012 amends that certain Trademark License Agreement dated August 9, 2000 (the “Agreement”), as amended, by and between LEVI STRAUSS & CO., a Delaware corporation, (“LS&CO.”) and GENESCO INC. (“Licensee”), a Tennessee corporation located at 1415 Murfreesboro Road, Nashville, TN 37217.

Pursuant to Section 24.4, Entire Agreement; Modifications, the Parties amend the Agreement as set forth below:

LS&CO. AND LICENSEE AGREE AS FOLLOWS:

1. Section 1, Grant of License, shall be deleted in its entirety and substituted with the following language in order to include updated definitions for terms (previously described under Section 3.2 Earned Royalties):

“LS&CO. grants to Licensee, and Licensee accepts, an exclusive non-assignable right to use the Trademarks as explicitly described in this Agreement, solely in connection with the manufacture, advertising, distribution and sale of Products to Approved Retailers for resale by those Approved Retailers within the Territory. At all times, the exclusivity described by this grant extends only to the Trademarks, those specific forms of trademarks as specifically authorized by this Agreement. Licensee acknowledges and understands that LS&CO. sells products under and licenses other brands and trademarks that may derive from, refer to or include terms that form part of the trademarks licensed hereunder, and sells and licenses other products that may use the specific trademarks licensed hereunder. Licensee further understands and agrees that the license is non-exclusive with respect to any sales to LS&CO.’s owned Dockers® stores (the “Dockers® Stores”). LS&CO. may manufacture and sell Products, or license the Trademarks to a third party for the manufacture and sale of Products, in the Dockers® Stores.

“Trademarks” means: (i) all of the trademarks in the form shown on Exhibit A; (ii) any combination, form or derivative of those trademarks which LS&CO. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing showing the combination, form or derivative of the mark and referring to this Section 1; and (iii) any other trademark LS&CO. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing showing the mark and referring to this Section 1, it being understood that LS&CO. may from time to time remove or substitute individual trademarks from Exhibit A at its sole discretion because of changes in marketing strategy, branding evolution or otherwise.

“Products” means those items designed and produced pursuant to this Agreement and identified by category on Exhibit B, all bearing or incorporating one or more of the Trademarks.

“Territory” means the country of the United States, its territories and possessions.

“Approved Retailers” means retailers approved under Section 8 to purchase Products from Licensee.

“First Quality Products” are defined as Products which are free from defects and are identical in all material respects to approved Samples.

“Seconds” are defined as items produced that are merchantable but not suitable for sale at list price because they contain minor production or material flaws not affecting proper usage of the Trademarks.

“Close-Outs” are defined as excess inventory that Licensee desires to move at the end of the season that was not generated based on a forward-looking production order and that is sold at a discount of more than twenty five percent (25%) off of the regular wholesale price.

“Second Quality Products” are defined as Seconds and Close-Outs.

“Made For Product” is defined as items produced in connection with a non-replenishment, forward-looking production order for Second Quality Approved Accounts.

This section shall be further amended by deleting Exhibit A and Exhibit B and substituting with the attached.

2.	Section 2.1, Term shall be amended to reflect that the Agreement is extended for an additional three(3) Annual Periods commencing on January 1, 2013 and ending on November 30, 2015. “Annual Period” shall mean the twelve (12) month period beginning on December 1 of a given year and ending on November 30 of the following year, except for the first Annual Period, which shall commence on January 1, 2013 and end on November 30, 2013.

3.	Section 2.2, Renewal Term, is hereby deleted in its entirety and substituted with the following:

“This Agreement may be renewed upon written request of Licensee delivered to LS&CO. not earlier than February 1, 2015 and not later than March 1, 2015, for one (1) additional three (3) year term, commencing on December 1, 2015 and ending on November 30, 2018 (if renewed then, the “Renewal Term”; the Initial Term and the Renewal Term may be referred to interchangeably as “Term”). The Agreement shall be eligible for renewal only if: (i) Licensee’s Net Sales of Products for the Annual Period beginning December 1, 2013 exceed $81,000,000 (ii) Licensee is in compliance with all terms and conditions contained in this Agreement and there is no outstanding Event of Default existing on the date Licensee delivers its notice of renewal or at any time during the balance of the Term. Licensee shall include with its renewal notice data demonstrating that the renewal condition set out in clause (i) is satisfied, a written certification by the president, a vice president or the chief financial officer to the effect that the condition set out in clause (iii) is met and Licensee’s projected Net Sales of Products during the contemplated Renewal Term. [ ]*. Within thirty (30) days after receipt of Licensee’s renewal notice, LS&CO. shall notify Licensee whether or not the conditions are met and the Agreement is, in fact, renewed. If the Agreement is not renewed, it shall expire and terminate at the end of the relevant Term. Licensee’s failure to timely deliver its notice of renewal shall be treated as a final decision by Licensee that it has elected not to renew. Any further renewal shall be LS&CO.’s sole discretion.”

4.	Section 3.1 Guaranteed Minimum Royalty. Licensee shall pay to LS&CO. a non-recoupable guaranteed minimum royalty (the “Guaranteed Minimum Royalty”) in respect of each Annual Period. The Guaranteed Minimum Royalty shall be as follows:

Annual Period	Guaranteed Minimum Royalty
1st (2013)	[	]*
2nd (2014)	[	]*
3rd (2015)	[	]*
4th (2016 if renewed)	[	]*
5th (2017 if renewed)	[	]*
6th (2018 if renewed)	[	]*

Subject to Section 3.2 below, Licensee shall pay to LS&CO. the Guaranteed Minimum Royalty in equal installments on December 1, March 1, June 1 and September 1 of each Annual Period. Should there be a renewal of this Agreement as contemplated by Section 2.2, the Guaranteed Minimum Royalty in respect of each Annual Period during the Renewal Term shall be an amount equal to eighty percent (80%) of the projected earned royalty for such Annual Period, as reflected in the projections supplied by Licensee to LS&CO. as contemplated by Section 2.2.

5.	Section 3.2, Earned Royalty, shall be deleted in its entirety and substituted with the following language:

(a) Licensee shall pay to LS&CO. earned royalties on Net Sales (as defined below) of all Products (“Earned Royalties”) as a percentage of Net Sales as follows:

Annual Period	First Quality Earned Royalty		Second Quality Earned Royalty		Made For Earned Royalty
2013	[	]*	[	]*	[	]*
2014	[	]*	[	]*	[	]*
2015	[	]*	[	]*	[	]*
2016 (if renewed)	[	]*	[	]*	[	]*
2017 (if renewed)	[	]*	[	]*	[	]*
2018 (if renewed)	[	]*	[	]*	[	]*

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At the end of each quarter, if and only if Licensee’s cumulative earned royalties to date for an Annual Period exceed the Guaranteed Minimum Royalty for that Annual Period, Licensee must pay the excess amount (“Excess Payment”). After an Excess Payment has been made for any quarter in an Annual Period, there will be no more obligation for the payment of any remaining Guaranteed Minimum Royalty for that Annual Period and at the end of each remaining quarter for that Annual Period, the Earned Royalty will be paid on the Net Sales of that relevant quarterly period.

For sales of Second Quality Products and Made For Products, Licensee shall pay to LS&CO. the Second Quality Earned Royalties or the Made For Earned Royalties listed above, as the case may be; provided, however, that in the event Licensee’s sales of Second Quality Products for any Annual Period exceed twelve percent (12%) of total Product sales measured in terms of units or dollars, whichever is greater (the “Second Quality Threshold”) Licensee shall pay LS&CO. the First Quality Earned Royalties on all Second Quality Products sold above the Second Quality Threshold during that Annual Period; provided, further that in the event Licensee’s sales of Made For Products exceed twelve percent (12%) of total Product sales in terms of units or dollars, whichever is greater (the “Made For Threshold”), Licensee shall pay LS&CO. the First Quality Earned Royalties on all Made For Product sold above the Made For Threshold during that Annual Period. For any such Annual Period, Licensee shall pay LS&CO. at the time it delivers the fiscal year annual statement for that Annual Period as described in Section 9.2, First Quality Earned Royalties on all Products sold (including Second Quality Products and Made For Products) during the Annual Period, less any Earned Royalty amount that Licensee has previously paid to LS&CO. for such sales.

(b) In the event that LS&CO. notifies licensee in writing that one or more of the Trademarks will be removed form Exhibit A in one hundred fifty (150) days or less, Licensee may sell Products bearing the formerly approved Trademarks as Closeouts only to those Approved Retailers approved under Section 8.3 for a period of one hundred twenty (120) days after Licensee receives written notice from LS&CO. of the removal of said Trademarks from Exhibit A (“Involuntary Discontinuations”). Licensee shall pay to LS&CO. the Second Quality Royalty Rate on any Involuntary Discontinuations.

(c) “Net Sales” shall mean the gross invoice price billed to Approved Retailers or other customers, if any, less actual and customary returns, separately listed applicable taxes and separately listed merchandising allowances actually applied to Approved Retailers in an amount up to one percent (1%) of Net Sales per Annual Period. No other deduction or recoupment shall be allowed of any kind, including, without limitation and

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by way of example, cash discounts, early payment discounts, year end rebates, costs incurred in manufacturing, selling, distributing, shipping and handling costs, advertising (including cooperative and promotional allowances, fixturing, merchandising guides, displays, or the like), uncollectible accounts, commissions, or any other amounts, nor shall such deductions or recoupment be netted against the sales price to arrive at the gross invoice price or any reduced gross invoice price. A Product shall be considered “sold” on the earlier of the date when the Product is billed or invoiced, shipped, consigned or paid for. The terms of payment or credit concerns relating to Approved Retailers or otherwise shall not affect Licensee’s royalty payment obligations.

6.	Section 3.3, Payment Mechanics, shall be deleted in its entirety and substituted with the following:

“Licensee shall make royalty and all other required payments to LS&CO. in U.S. Dollars by wire transfer to:

Bank of America SF

1455 Market St, 21st floor

San Francisco, CA, 94103 U.S.A.

ABA Number 0260-0959-3

Account Number: [                    ]*

Beneficiary Name: Levi Strauss & Co.

Please include Account Name in Organization Field and Account Number in Payment Details field.

Ref: Licensing Fees for LS&CO. – Dockers® U.S., plus the relevant invoice number, or, if the invoice number is not available, a reference number that will reflect the account number, the type of payment made (GMR, Marketing Contribution or excess Earned Royalty), the contract year and the relevant contract quarter as follows (substitute account number for XXX, contract year for YY, and quarter number for #):

(i)	if Guaranteed Minimum Royalty, then: XXXGMRYYQ#

(ii)	if Marketing Contribution, then: XXXMCYYQ#

(iii)	if Earned (excess) Royalty, then: XXXERYYQ#

Licensee shall provide LS&CO. with written documentation of the wire transfer within five (5) days of each such transfer. If a payment is not received when due for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which it became due, at a rate equal to one percent (1%) over the base rate (expressed as an annual rate) announced from time to time by Citibank N.A. New York (or its successor) as then in effect. If, upon any examination of Licensee’s books and records as provided by Section 9, LS&CO. discovers any royalty underpayment by Licensee, then Licensee shall make, within thirty (30) days after LS&CO.’s demand, all payments required to

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be made to correct and eliminate the underpayment. In addition, if that examination reveals an underpayment of more than one percent (1%) for any quarterly period, then Licensee shall reimburse LS&CO. for LS&CO.’s expenses in performing the examination.”

7.	Section 6.6, Other Product Attributes, shall be deleted in its entirety and substituted with the following:

“6.6 Other Product Characteristics; Product Safety Standards; Animal Welfare. Licensee shall ensure that all Products shall be suitable for their intended purposes; that no injurious, unlawfully flammable, poisonous, deleterious or toxic substances or materials relating to hazardous substances (“Hazardous Substances”) or any of the chemicals identified in the LS&CO. Restricted Substance List available, as of the date of this Agreement, and may be updated from time to time, at http://www.levistrauss.com/sustainability/planet/chemicals (the “RSL”), in excess of tolerance levels specified in the RSL shall be used in or on the Products; that the Products in normal or foreseeable use shall not harm the user; and that the Products shall be manufactured, advertised, labeled, sold and distributed in compliance with all applicable laws and regulations, including but not limited to the U.S. Consumer Product Safety Act, Consumer Product Safety Improvement Act of 2008 and any related legislative updates, and in accordance with LS&CO. standards relating to flammability, detachable hardware, the Youthwear Product Safety Process, if applicable, and other matters. In addition, Licensee shall Licensee shall ensure that all Products are sourced in compliance with LS&CO.’s Animal Welfare Policy, available as of the date of this Agreement, and may be updated from time to time, at http://levistrauss.com/sites/default/files/librarydocument/2010/8/ls-co-animal-welfare.pdf

Licensee shall not sell or shall immediately stop selling any Product that does not meet or is later found not to meet the requirements of this Section. Upon request from LS&CO. from time to time, Licensee or its subcontractor shall verify that no Hazardous Substances or restricted substances are contained in the Products, and that products sourced from animals comply with LS&CO.’s Animal Welfare Policy. Licensee will maintain sufficient quality control standards to ensure compliance with the above and will provide documentation to LS&CO. demonstrating, to LS&CO.’s satisfaction, the effectiveness of such standards.”

8.	Section 8, Distribution, shall be amended as follows:

Section 8.3, Second Quality, shall be deleted in its entirety and substituted with the following:

“8.3 Intentionally Deleted”

Section 8.4, Made For Outlet, shall be deleted in its entirely and substituted with the following:

“8.4 Second Quality and Made For Products. Licensee may market, sell and distribute Second Quality Products only to: (i) the retailers listed on Exhibit E2 as in effect at the time and (ii) LS&CO. and its affiliates. Licensee must obtain

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LS&CO.’s approval on the overall assortment and distribution plan associated with Made For Products, in addition to the approval requirements set forth in this Agreement. Licensee shall not market, sell or distribute Second Quality Products or Made For Products to any retailer listed on Exhibit D without LS&CO.’s prior written approval.”

9.	Section 10 Ethics Code and Global Sourcing and Operating Guidelines, shall be deleted in its entirety and substituted with the following:

“10.1 LS&CO. Reputation. LS&CO. has and is determined to maintain a worldwide reputation for ethical business conduct. To that end, LS&CO. adopted Global Sourcing and Operating Guidelines (“GSOG”) setting forth standards of conduct it requires from, among others, its licensees. Licensee acknowledges that its conduct, and the conduct of any subcontractor, must reflect positively on LS&CO.’s reputation and accordingly agrees to the provisions of this Section 10. Additionally, Licensee understands and agrees that LS&CO. may, from time to time, disclose Licensees’ customers and suppliers, along with LS&CO.’s customers and suppliers, in governmental or public filings, on LS&CO.’s corporate website or otherwise in line with the goal of maintaining transparency and high standards of ethical business conduct.

10.2 Ethical Responsibility. Licensee agrees that Licensee shall, and shall cause its subcontractors to follow the highest standards of business ethics in conducting all aspects of its operations under this Agreement.

10.3 Global Sourcing and Operating Guidelines.

(a) Licensee represents and warrants that its key officers and managers have read and understand the GSOG, including but not limited to its Business Partner Terms of Engagement (“TOE”) and the Country Assessment Guidelines, included in the Social and Environmental Sustainability Guidebook, located at: http://www.levistrauss.com/sites/default/files/librarydocument/2010/6/ses-2010-guidebook.pdf., which may be updated by LS&CO from time to time

(b) Licensee agrees that it shall, and shall cause its permitted subcontractors to, comply with the requirements of the GSOG at all times.

10.4 Effect on Compliance with Laws. Licensee shall be fully responsible for compliance with all local laws and regulations applicable to Licensee’s operations. If the requirements of the GSOG are stricter than the requirements of applicable law, the requirements of the GSOG shall control.

10.5 TOE Assessment. Licensee acknowledges that LS&CO. requires official, approved TOE assessments (“TOE Assessments”) to be performed from time to time to ensure TOE compliance on all manufacturing facilities or subcontractors used by Licensee to produce any Products, including branded samples. Licensee shall, at Licensee’s sole expense, conduct all TOE Assessments required by LS&CO. through Verité Inc. or another LS&CO. approved third-party monitoring company.

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(a) For the purposes of monitoring compliance with this Section Licensee shall provide LS&CO. with a complete list of all the manufacturing facilities, subcontractors and suppliers it intends to use, including details of the purposes of the proposed use of such manufacturing facilities, subcontractors and suppliers. Licensee represents that it is presently using the third-parties listed on Exhibit H to manufacture Products, and that it is not subcontracting with a third party beyond those listed on Exhibit H. Licensee shall, within thirty (30) days after completion of a manufacturing facility TOE Assessment, deliver a copy of the assessment to LS&CO. Licensee shall not begin production at any manufacturing facility until LS&CO. reviews and approves, as specified under Section 19, the TOE Assessment.

(b) It is understood and agreed that LS&CO. makes no representations or warranties with respect to the GSOG, including the TOE and the TOE Assessments, and that LS&CO. shall not be liable to Licensee or its subcontractors or its suppliers for any failure to comply with the GSOG, the TOE or the LS&CO. Restricted Substances List. Any verification or monitoring shall not relieve Licensee from its obligation to strictly comply with the GSOG, the TOE, the LS&CO. Restricted Substances List and all applicable laws and regulations.

10.6 Anti-Bribery and Anti-Corruption. Licensee agrees to conduct its activities under this Agreement in accordance with the highest standards of business ethics and represents and warrants that it has received, read and understands LS&CO.’s Anti-Bribery and Anti-Corruption Policy (“ABAC Policy”) attached as Exhibit K hereto. Licensee agrees not to make any payments that will cause LS&CO to violate that policy. Licensee shall ensure that its and its Licensee Partner’s senior management and other relevant employees participate in any training sessions on said policy that LS&CO. may provide.

(a) Licensee represents, warrants and agrees that Licensee and its shareholders, partners, officers, directors, agents, senior management, accounting staff and employees have not and shall not, directly or indirectly, make, authorize, offer, or promise to make, authorize or offer, any payments or gifts or things of value, to (i) any official or employee of any national, state, or local government or any agency or instrumentality thereof; (ii) any candidate for public office; or (iii) any political party or any officer or employee thereof (the individuals mentioned in (i), (ii) and (iii) hereinafter collectively called “Government Officials”), or to any other party in violation of anti-bribery laws or LS&CO.’s ABAC Policy. Licensee shall provide prompt written notice to LS&CO. if any shareholder, partner, officer, director, agent, senior manager, or employee of Licensee or any affiliate company of Licensee is or becomes an official or employee of any governmental body during the term of this Agreement.

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(b) Licensee represents and certifies that it has not been convicted of or pleaded guilty to a criminal offence, including one involving fraud, corruption, or moral turpitude, that it is not now, to the best of its knowledge, the subject of any government investigation for such offences, and that it is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs.

(c) During the term of this Agreement and for a period of twenty-four months following expiration or termination, LS&CO. shall have the right to conduct an audit of Licensee’s books and records that reasonably relate to compliance with this section. Such audit shall include the right to interview Licensee’s employees, representatives, contractors and agents with respect to such records. Licensee will fully cooperate in any investigation, including making employees available for interviews.

(d) For as long as this Agreement remains in effect, Licensee agrees to provide LS&CO. with an annual certification stating that it did not make payments that would cause LS&CO. to violate its ABAC Policy (“Annual Certification”). The Annual Certification must be in the form set out in Exhibit K and returned to LS&CO. by February 1 following the end of the preceding Annual Period.

10.7 Effect of Breach. This Section 10 is of the essence of this Agreement. Any failure by Licensee or any of its subcontractors to comply with the GSOG shall be grounds for declaration of an Event of Default by LS&CO. under Section 13.”

The section shall also be amended by adding the attached Exhibit K to the Agreement.

10.	Section 12.2, Other Licensees, shall be deleted in its entirety and replaced with the following:

“12.2 Other Licenses. Licensee is a party to, or presently plans to become a party to, certain licenses, sublicenses or similar arrangements giving Licensee the right to manufacture or sell products of the type described in Exhibit B. Those arrangements are described on Exhibit J. During the Initial Term of this Agreement, and Renewal Term, if any, Licensee shall not, except as approved by LS&CO. in its sole discretion, become a party to any additional license, sublicense or similar agreement giving Licensee the right to manufacture or sell, and shall not manufacture or sell, any product of the type described in Exhibit B bearing trademarks of or otherwise on behalf of those National Branded trademarks as described in Exhibit I without prior written approval from Licensor. Licensee shall also not become a party to any additional license or sublicense on behalf of those Private Label-Captive Branded trademarks as described in Exhibit I, however, Licensee shall have rights to manufacture and

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sell products as a supplier for those Private Label-Captive Brands. In addition, if Licensee intends to enter into any license or sublicense agreement giving Licensee the right to manufacture and sell any product of the type described in Exhibit B for any other entity or person and the product, in the reasonable judgment of Licensee, would compete in the marketplace with the Products, Licensee shall, if not prevented by a confidentiality agreement with the prospective licensor, notify LS&CO. in writing of its intention as soon as practicable, but in no event less than thirty (30) days prior to Licensee executing or entering into that license or sublicense agreement.”

11.	Section 13, Default Termination, shall be amended as follows:

13.1 (e) shall be deleted in entirety and substituted with the following:

“(e)(i) Licensee’s Second Quality Product sales, excluding Closeouts related to Involuntary Discontinuations, are greater than twenty percent (20%) of total Product sales (measured in unit volume or in terms of dollars, whichever comes first) during any Annual Period;

(ii) Licensee’s Seconds sales are greater than five percent (5%) of total Product sales (measured in unit volume or in terms of dollars, whichever comes first) during any Annual Period;

(iii) Licensee’s Made For Product sales are greater than ten percent (10%) of total Product sales (measured in unit volume or in terms of dollars, whichever comes first) during any Annual Period;”

Except as set forth above, all other terms and conditions contained in the Agreement shall remain in full force and effect. This Amendment and the Agreement (a) are complete, (b) constitute the entire understanding between the Parties with respect to the subject matter hereof, and (c) supersede all prior agreements, whether oral or written.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 5 by their respective officers hereunto duly authorized as of the day and year first written above.

LEVI STRAUSS & CO.		GENESCO INC.

By:		By:
	Anne Rohosy EVP & President Commercial Operations, Europe & Americas		Andrew P. Gilbert President Licensed Brands

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